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Exhibit 3.3

FIRST AMENDMENT TO BYLAWS
OF GLOBAL GEOPHYSICAL SERVICES, INC.

        The undersigned hereby certifies that, effective as of July 11, 2006, Article I, Section 4 of the Bylaws of Global Geophysical Services, Inc. was amended by restatement to read as follows:

        "Section 4. Notice. Written or printed notice stating the place, day and hour of each meeting of stockholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally or by mail, email, telegram, telex, cablegram, facsimile, or similar transmission, to each stockholder of record entitled to vote at such meeting. Whenever any notice may be or is required to be given by telegram to any director, it shall be deemed for all purposes to have been sufficiently given at the time the same is filed with the telegraph or cable office, properly addressed. Whenever any notice is required to be given to any stockholder, a waiver thereof in writing signed by such person(s) entitled to such notice (whether signed before or after the time required for such notice) shall be equivalent to the giving of such notice."

/s/ Craig M. Murrin Craig M. Murrin, Secretary

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  Exhibit 3.3
FIRST AMENDMENT TO BYLAWS OF GLOBAL GEOPHYSICAL SERVICES, INC.